FIRST AMENDMENT TO LEASE AGREEMENT

     This First Amendment to Lease Agreement ("Amendment") is entered into as of the 7th day of December, 1993 by and between 600 C.C. Business Park Ltd. ("Landlord") and Industrial Data Systems ("Tenant").

                                    RECITALS

     WHEREAS, Landlord who has succeeded the rights, title, and interests of American General Life Insurance Company, as "Landlord", and Industrial Data Systems, as "Tenant", entered into a Lease Agreement dated January 16, 1991 (the "Lease") for certain premises known as 14900 Woodham Drive, Suite A-170, Houston, Texas 77073 consisting of approximately 5,625 square feet and;

     WHEREAS, Landlord and Tenant desire to modify the Lease so as to extend the term of the Lease and to modify certain terms and provisions outlined in the original lease;

     All defined terms used in this Amendment shall have the same meaning assigned to them in the original Lease, unless the context herein expressly provides otherwise.

     NOW, THEREFORE, for one dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency which are hereby acknowledged, Landlord and Tenant hereby agree that the Lease shall be Amended as follows:

AGREEMENTS:

1) Section One (1) Paragraph Two (2) shall be amended to read: "To have and to hold the same for a term commencing on February 1, 1991 ("Commencement Date") and ending January 31, 1997 thereafter".

2) Section 2 Paragraph A shall be amended to allow for the following base rent schedule which shall apply to months thirty seven through seventy-two of the lease term. Base Rental shall remain as scheduled in the original lease until February 1, 1994 at which time the following base rent shall apply:

         February 1, 1994 - January 31, 1995 = $2,081.25 per month
         February 1, 1995 - January 31, 1996 = $2,193.75 per month
         February 1, 1996 - January 31, 1997 = $2,306.25 per month

3) Taxes and Insurance Charges as specified in Section 4 and Section 13 of the Lease shall be modified to allow that the Tenant shall be responsible for any additional taxes and insurance costs which exceed an amount equal to the 1994 expense for these items per square foot of net rentable area in the premises per year. All other defining terms and calculations of assessments and charges pursuant to these paragraphs shall remain as specified in the original lease.

4) Common Area Maintenance -- Tenant shall be required to pay its estimated prorata share of Common Area Maintenance expenses of the property. On a monthly basis, Tenant shall pay an amount equal to $.07 per square foot per month as Tenant's estimated prorata share of the common area expenses as outlined in Section 7 of the Lease. Therefore, beginning February 1, 1994, Tenant shall pay an amount of $393.75 per month in addition to the base rental scheduled above as its estimated monthly share of these common area maintenance costs. Landlord agrees that Tenant's payment of its prorata of Common Area Maintenance costs will not exceed $.07 per square foot per month during the term of the Lease.

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5)  Therefore, as an example of rental and expense obligations as modified in this Amendment and as ratified in the original agreement, the following is an outline of Tenant's charges:

    For example, total charges for the month of February 1994 shall be as follows:

Base Rent:                             $  2,081.25
Common Area Maintenance:               $    393.75
                                       -----------
TOTAL PAYMENT FOR FEBRUARY 1994:       $  2,475.00

    Rent and expense charges will remain as scheduled in the original Agreement and as are currently be paid by Tenant until January 31, 1994.

6) Option to Renew -- Provided that Tenant is not in default on any of the terms and conditions set forth in the lease in this Amendment, Landlord hereby grants Tenant one option to renew the Lease for an additional thirty-six (36) month term at rental rates to be negotiated prior to Tenant exercising said renewal option. In order for Tenant to exercise said option, Tenant must notify Landlord of its intention to renew the Lease at least ninety (90) days prior to the expiration of the lease term.

7) Lease Space Condition -- Tenant accepts the premises in its current condition ("as is"); however, Landlord agrees to make certain that the air conditioning units are fully operational and to provide any necessary repairs recommended by a reputable air conditioning contractor.

     EXCEPT as expressly provided herein, all other terms, covenants, and conditions of the Lease shall remain the same in full force and effect, and are hereby ratified by both parties.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

LANDLORD:                              TENANT:
600 C.C. Business Park Ltd.            Industrial Data Systems

BY: /s/ JOHN W. COSTELLO               BY: /s/ WILLIAM COSKEY
NAME:   John W. Costello               NAME:   William Coskey
TITLE:  General Partner                TITLE:  President
DATE:   December 7/1993                DATE:   11/23/93

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